Exhibit 99.1

PHP Ventures Acquisition Corp. and Modulex Modular Buildings Plc Announce a Definitive Agreement for a Business Combination

●	Modulex Modular Buildings Plc (“Modulex”) is a cutting-edge UK-based ConstrucTech company manufacturing 3D volumetric steel modular buildings and harnessing emerging technologies, such as Artificial Intelligence (AI), Blockchain & Internet of Things (IoT), to meet the burgeoning housing and infrastructure needs in developed and emerging markets at a rapid pace and with optimal cost efficiency.

●	PHP Ventures Acquisition Corp. (NASDAQ: PPHP, PPHPR, PPHPU, PPHPW) (“PHP”), is a special purpose acquisition company, holds over US$58.1 million in its trust account for the purpose of effecting a business combination with a potential target

●	The transaction values Modulex at US$600 million, which together with the cash in PHP’s trust account, assuming no redemptions in the business combination, transaction expenses, and the addition of proceeds of a possible financing of up to $30 million outlined below, results in a combined pro forma business value of US$682.5 million. We believe that this represents an attractive valuation as compared to some recent comparable market valuations and is the subject of an independent Fairness Opinion prepared by Houlihan Capital, LLC.

●	Modulex’s disruptive construction technology addresses the urgent requirements for infrastructure such as healthcare, offices, and affordable housing in emerging and growth markets and beyond.

●	The global construction market is expected to grow by US$4.5 trillion between 2020 and 2030 to reach US$15.2 trillion with US$8.9 trillion in emerging markets in 2030.

●	Modulex is currently constructing the world’s largest Mega Factory™ for steel modular buildings in India to supply to the high growth Indian real estate market and to export to the US, UK, and the EU.

●	Modulex has secured an order pipeline of £37.5 million from customers in the UK and India and support of marquee real estate investors including Ajmera Group, Delta Corp., and Ethix Group through their participation as shareholders in the Indian subsidiary of Modulex.

●	The business combination will facilitate funding for five factories across South Korea, Vietnam, Brazil, Egypt and the US and positions Modulex to roll out a further 15 factories across emerging markets.

●	The transaction is expected to close as early as the second quarter of 2023, and the Combined Company will operate under the Modulex name and anticipates being listed on the Nasdaq Capital Market under the symbol “MDLX”.

Miami Beach, FL – December 8, 2022 — Modulex Modular Buildings Plc (“Modulex”), a UK-based, globally focused “ConstrucTech” manufacturer of modular buildings and PHP Ventures Acquisition Corp. (“PHP”) (Nasdaq: PPHP / PPHPU / PPHPW/ PPHPR), a special purpose acquisition company, today announced the signing of a definitive business combination agreement (the “Business Combination Agreement” or “BCA”). After the closing of the transactions (the “Transactions”) contemplated in the BCA, Modulex will become a publicly listed company and PHP will become a subsidiary of Modulex (the “Combined Company”). Modulex expects to be listed on the Nasdaq Capital Market under the symbol “MDLX.”

MODULEX HIGHLIGHTS

Modulex is a cutting-edge, UK-headquartered “ConstrucTech” company offering Carbon Net Zero certified, advanced 3D volumetric steel modular buildings embedded with EmergingTech such as AI, Blockchain and IoT – Modular Buildings 2.0. Modular Building 2.0 that allows for fast optimized design in minutes, traceable quality assurance, live monitoring utilizing IoT, and certified carbon net zero buildings. The application of Modulex’s technology shortens design and construction time, provides high quality construction, lowers construction and maintenance costs, and meets the highest building standards. Modulex building structures are extremely airtight and ensure energy efficiency and they are fully mortgageable.

Modulex is currently building the world’s largest steel modular buildings factory in India, a MegaFactory™ to supply into the UK, EU, US, and Indian market. The MegaFactory™ will feature a 40-acre manufacturing facility located 280 km from Mumbai, functioning as a manufacturing cluster producing fully fitted steel modular buildings, bathroom pods, doors, and windows. The MegaFactory™ will be ISO 9000, 14000, 31000 and 26000 certified and fully ESG compliant, will harvest rain to recycle water, and the site is equipped with solar panels and organic farm food for the workers. With an initial annual capacity of 300,000 square meters (scalable to 1.2 million square meters) to enable volume to the supply chain to directly impact the shortage of affordable housing and other infrastructure requirements. These buildings manufactured at the MegaFactory™ are expected to be BOPAS certified and eligible for NHBC warranty. In order to support the transition of the construction industry into offsite construction, steel modular buildings in particular, Modulex will be offering credit to our customers who have forward refinancing arrangements.

Modulex’s experienced senior management team is passionate about creating a futuristic “ConstrucTech” business delivering the full potential of “Modular Buildings 2.0” across high growth global markets.

MANAGEMENT COMMENTS

Suchit Punnose, CEO and Founder of Modulex, stated, “How Apple changed smartphones and how Tesla changed cars, is how Modulex will change buildings with our Carbon Net Zero certified IoT enabled SMART building technology. We are pleased to have the support of top-tier investors and access to the U.S. capital markets following the closing of this proposed transaction, which we believe will further strengthen Modulex and will allow us to continue our global rollout of MegaFactories™ across high growth markets with a diversified order pipeline from marquee investors.

“This transaction highlights the immense value investors see in Modulex when comparing our numbers with those of our competitors in the global construction technology markets,” Punnose continued. “We have both a solid foundation and a clear roadmap to expand our model. This transaction will propel us to take our British offsite steel modular building technology global to cater to rising demand in growth markets such as India and other BRICS and N11 nations and continue building our staff to further these efforts along.”

Marcus Choo Yeow Ngoh, CEO of PHP, added, “Modulex has built a solid foundation for growth with its advanced modular technology and high-capacity factory to produce Carbon Net Zero buildings. When we launched PHP Ventures Acquisition Corp., we did so with the goal of identifying and partnering with a company or companies with significant presence, or compelling potential to develop such a presence, in Africa and other emerging markets. Modulex matches these criteria, and we believe that partnering with it will fuel its expansion with regional construction growth expected to be highest in Sub-Saharan Africa followed by emerging Asia. By harnessing the power of emerging technologies, Modulex can focus on expansion and geographic diversification in India, Saudi Arabia, South Korea, and the U.S., while following the Triple P Bottom line of planet, people, and profit. With a planned roll out of 20 factories in 15 countries, we believe Modulex will generate strong returns at attractive margins.”

TRANSACTION TERMS & FINANCING

● The Combined Company would have an approximate post-transaction equity market capitalization of $723 million assuming a $10.00 per share price and no redemptions by PHP stockholders and completion of an additional US$30 million of financing.

● Pursuant to the terms of the Business Combination Agreement, at closing of the Transactions, the following is expected to occur: (i) a newly-organized, wholly-owned subsidiary of Modulex will merge into PHP (the “Merger”) resulting in PHP becoming a wholly-owned subsidiary of Modulex, (ii) Modulex will register as a publicly traded company and parent of PHP, (iii) Modulex’s existing shares will be split to facilitate a fully diluted value per Modulex share of US$10, and (iv) PHP’s common stock and warrants to purchase PHP common stock will be exchanged on a one-for-one basis for Modulex Ordinary Shares and warrants to purchase Modulex Ordinary Shares, respectively.

● Prior to the closing of the BCA, but subject to the completion of the Merger, Modulex will effect a recapitalization of its outstanding equity securities so that the pre-Merger holders of Modulex Ordinary Shares, options and warrants to acquire Modulex Ordinary Shares will have shares (or the right to acquire shares, as applicable) valued at $10.00 per share and having a total value of $600 million, which does not include any shares issued as part of any pre-transaction rounds of financing in Modulex. This will result in the pre-Merger and pre-financing Modulex shareholders holding approximately 86.21% post transaction undiluted Modulex Ordinary Shares, assuming no redemptions by PHP shareholders, and other assumptions to be set forth in a registration statement to be filed by Modulex on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). Actual percentages set forth in this registration statement may differ materially from the estimates of shareholdings set forth in this press release.

● All pre-Merger directors, officers and founding shareholders of Modulex Ordinary Shares will be subject to a lockup of 90% of their shares for a period ending three years from the closing of the merger. Additionally, minority shareholders of Modulex will be subject to a lockup of 90% of their shares for a period of two years from the closing date of the merger. The closing of this proposed Transactions is subject to agreement to these lockups by 90% of the minority shareholders and founding shareholders, respectively, which term may be amended or waived by PHP at their sole discretion.

● In addition to the $58 million held in PHP’s trust account (assuming no redemptions by PHP’s shareholders), proceeds to the Combined Company in the proposed business combination (the “Business Combination”) for PHP and Modulex would potentially include up to US$30 million in pre-transaction financing, a PIPE, or other alternatives. The final amount of any pre-transaction financing, or financing in connection with the proposed Business Combination, if any, to be raised is by mutual agreement and dependent on market conditions, and related terms, if any, have not been finalized.

● The Combined Company is expected to receive net proceeds after the US$30 million financing of approximately US$82.5 million assuming no redemptions and after transaction-related expenses of approximately US$5.6 million (not including fees payable to the underwriter in PHP’s IPO as deferred compensation). Use of net proceeds, among other things, is expected to fund development for organic growth and expansion, including funding for five factories across South Korea, Vietnam, Brazil, Egypt and the U.S. and positions Modulex to roll out a further 15 factories across emerging markets, and for working capital.

The Business Combination has been unanimously approved by the boards of directors of both PHP and Modulex, and is expected to close in the second quarter of 2023, subject to review and approval by the SEC of the Registration Statement to be filed with the SEC, regulatory and stockholder approvals and other customary closing conditions set forth in the BCA. Additional information about the proposed transaction, including a copy of the Business Combination Agreement, will be available in a Current Report on Form 8-K to be filed by PHP with the SEC and at www.sec.gov.

FINANCING

The group may seek up to US$30 million in pre-transaction financing, a PIPE, or other financing alternatives prior to the closing of the Business Combination with a transaction structure yet to be determined. The closing of the Business Combination has no minimum closing condition.

BOARD & MANAGEMENT

The Combined Company will operate under the Modulex name and will be led by an outstanding board of directors and leadership team including following persons:

Suchit Punnose - Founder and CEO and Director

●	More than 25 years of experience as an entrepreneur

●	Founder of Red Ribbon Asset Management Plc, an investment incubator focused on emerging markets and a principal shareholder in Modulex

●	Investments in real estate, equities, and manufacturing

Richard Ogden - Senior Advisor to the Board

●	More than 50 years of experience in construction industry

●	Former Chairman of Buildoffsite

●	Extensive experience in both public and private sectors within the industry

Ajay Palekar - Managing Director India

●	Operations expert with more than 35 years of experience in manufacturing, logistics and supply chain

●	Managed more than 6,500 personnel in last assignment across two countries

Taariq Mauthoor - Chief Technology Officer

●	More than 20 years of experience in the built environment sector

●	Chartered Engineer in Sustainable Design & Engineering

●	Strategic advisor to various international corporate finance entities targeting impact investments

The parties also anticipate that certain other directors will join the Modulex board of directors upon closing of the Business Combination, including the following individuals who have agreed to be named as having these prospective positions:

Garry Stein - Non-Executive Director

●	Audit Committee Chair

●	More than 50 years’ experience in executive roles in banking, investment management, mergers & acquisitions, private equity, natural resources, technology, and strategic planning

●	Current and past director of numerous public and private companies, including PHP

Renu Bhatia - Non-Executive Director

●	More than 25 years of experience in the financial service, fintech, and health care sectors and Cofounder Opharmic Technology

●	Deputy Chair of the Listing Committee of the Hong Kong Stock Exchange and Member of Board of Review – Inland Revenue

●	Numerous awards and honours, including recognition as one of the “Top 100 Women in Fintech”

Mark Isaacson - Non-Executive Director

●	Compensation Committee Chair

●	More than 25 years in senior executive and advisory roles

●	Significant experience in senior international M&A transactions, including a lead role to acquire 2 US major league baseball teams

●	Current and past senior business and political advisory roles in the US and globally

ADVISORS

Nelson Mullins Riley & Scarborough LLP is serving as legal advisor to PHP. Rimon PC is serving as legal advisor to Modulex. Memery Crystal is serving as U.K. counsel to Modulex.

EF Hutton, division of Benchmark Investments, LLC, is serving as capital markets advisor. ARC Group Limited is acting as sole financial advisor to Modulex.

PHP has received a favourable independent Fairness Opinion from Houlihan Capital, LLC on the transaction terms.

WEBCAST

Modulex and PHP will host a joint conference call and webcast to discuss the proposed Transactions at a time to be announced in the near future. A telephone replay will be available for approximately 14 days after. The webcast, detailed investor presentation, and other materials will be available on PHP’s website, www.phpventures.com and at Modulex’s website at www.modulexglobal.com once released. Additionally, PHP has filed the investor presentation with the SEC as an exhibit to a Current Report on Form 8-K, which is available on the SEC website at www.sec.gov.

ABOUT MODULEX

Modulex Modular Buildings Plc, headquartered in the United Kingdom with additional offices in India and Mauritius, is a cutting-edge “ConstrucTech” company manufacturing 3D volumetric steel modular buildings and harnessing emerging technologies, such as Artificial Intelligence, Blockchain & Internet of Things (IoT), to meet the burgeoning housing and infrastructure needs at a rapid pace and with optimal cost efficiency by delivering “Modular Buildings 2.0.”

Modulex is an incubation business developed by Red Ribbon Asset Management Plc, a Mainstream Impact Investing company, which intends to take disruptive construction technology to emerging and growth markets where there is an urgent need for infrastructure such as healthcare, offices, and affordable housing. For more information, visit www.modulexglobal.com.

ABOUT PHP VENTURES ACQUISITION CORP.

PHP Ventures Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company is led by Marcus Choo Yeow Ngoh, the Company’s Chairman of the Board and Chief Executive Officer, and Garry Richard Stein, the Company’s Chief Financial Officer. PHP is sponsored by Global Link Investment LLC. For more information visit www.phpventures.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Business Combination, PHP intends to file the Registration Statement containing proxy materials in the form of a proxy statement with the SEC. The Form F-4 will include a proxy statement to be distributed to holders of PHP’s common stock in connection with PHP’s solicitation of proxies for the vote by PHP’s stockholders with respect to the proposed Business Combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of securities to be issued to Modulex’s shareholders in connection with the proposed Business Combination. After the Registration Statement has been filed and declared effective, PHP will mail a definitive proxy statement, when available, to its shareholders.

Investors and security holders and other interested parties are urged to read the Registration Statement, any amendments thereto and any other documents filed or to be filed with the SEC carefully and in their entirety when they become available because they will contain important information about PHP, Modulex and the proposed Business Combination. Additionally, PHP will file other relevant materials with the SEC in connection with the Business Combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Securityholders of PHP are urged to read the Registration Statement and the other relevant materials when they become available before making any voting decision with respect to the proposed Business Combination because they will contain important information about the Business Combination and the parties to the Business Combination.

PARTICIPANTS IN THE SOLICITATION

PHP and Modulex and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed Business Combination under the rules of the SEC. Security holders may obtain more detailed information regarding the names, affiliations, and interests of certain of PHP’s executive officers and directors in the solicitation by reading PHP’s Registration Statement and other relevant materials filed with the SEC in connection with the Business Combination when they become available. Information about the directors and executive officers of PHP is set forth in PHP’s annual report for the year ended December 31, 2021, on Forms filed with the SEC, i.e., Form S-1, several Forms 8-K and Forms 10-Q. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the proposed Business Combination will be set forth in the Registration Statement when it is filed with the SEC. These documents can be obtained free of charge at www.sec.gov.

Modulex and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of PHP in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the Registration Statement filed in connection with the proposed Business Combination.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed Business Combination, within the meaning of the federal securities laws. Forward-looking statements may include, but are not limited to, statements with respect to Modulex’s products, the likelihood of regulatory approval of such products and their proposed uses; Modulex’s growth prospects and Modulex’s potential target markets, as well as the size of those markets; Modulex’s projected financial and operational performance; new product and service offerings Modulex may introduce in the future; the potential business combination, including the implied business value, the expected post-closing ownership structure and the likelihood and ability of the parties to successfully consummate the potential transaction; the anticipated effect of the announcement or pendency of the proposed business combination on PHP’s or Modulex’s business relationships, performance, and business generally; and other statements regarding PHP’s and Modulex’s expectations, hopes, beliefs, intentions or strategies regarding the future.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of any proxy statement relating to the proposed business combination, which is expected to be filed by PHP with the SEC, other documents filed by PHP from time to time with SEC, and any risk factors made available to you in connection with PHP, Modulex and the transaction. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the control of PHP and Modulex), and other assumptions, which may cause the actual results or performance to be materially different from those expressed or implied by these forward-looking statements. No assurance can be given that the business combination discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of PHP, including those set forth in the Risk Factors section of the Registration Statement and preliminary proxy statement for the proposed Business Combination. Copies of these documents are or will be available on the SEC’s website, www.sec.gov. PHP undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

In addition to factors previously disclosed in PHP’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (i) the risk that the transactions contemplated by the Business Combination Agreement may not be completed in a timely manner or at all, which may adversely affect the price of PHP’s securities; (ii) the risk that the transactions contemplated by the Business Combination Agreement may not be completed by PHP’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by PHP; (iii) the failure to satisfy the conditions to the consummation of the transactions contemplated by the Business Combination Agreement, including the adoption of the Business Combination Agreement by the stockholders of PHP, the satisfaction of the minimum cash amount following redemptions by PHP’s public stockholders, (iv) the receipt of certain governmental and regulatory approvals; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (vi) the potential effect of the announcement or pendency of the transactions contemplated by the Business Combination Agreement on Modulex’s business relationships, performance and business generally; (vii) risks that the transactions contemplated by the Business Combination Agreement disrupt current plans and operations of Modulex; (viii) the outcome of any legal proceedings that may be instituted against Modulex or PHP related to the Business Combination Agreement or the transactions contemplated thereby; (ix) the risk that PHP will be unable to maintain the listing of PHP’s securities on Nasdaq Capital Market; (x) the risk that the price of PHP’s securities, including following the Closing, may be volatile due to a variety of factors, including changes in the competitive and regulated industries in which Modulex operates, variations in performance across competitors, changes in laws and regulations affecting Modulex’s business and changes in the capital structure; (xi) the inability to implement business plans, forecasts, and other expectations after the completion of the transactions contemplated by the Business Combination Agreement, and identify and realize additional opportunities; (xii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Modulex operates, (xiii) the risk of changes in applicable law, rules, regulations, regulatory guidance, or social conditions in the countries in which Modulex’s customers and suppliers operate in that could adversely impact Modulex’s operations or the SPAC market generally; (xiv) the risk of supply chain and supply route challenges, including COVID-19, could result in delays or increased costs for Modulex and partners deploying their technologies; (xv) the risk that Modulex may not achieve or sustain profitability; (xvi) the risk that Modulex will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xvii) the risk that Modulex experiences difficulties in managing its growth and expanding operations; (xviii) the inability to complete a PIPE financing on attractive terms or at all; (xix) changes in overall economic conditions that impact spending on Modulex’s products; and (xx) deterioration in conditions of the building construction industry or in broader economic conditions.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties, and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about PHP and Modulex or the date of such information in the case of information from persons other than PHP or Modulex, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Modulex’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

NO OFFER OR SOLICITATION

This press release relates to a proposed Business Combination between PHP and Modulex and is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of PHP or Modulex, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

CONTACT INFORMATION

MZ Group

Chris Tyson

+1 (949) 491-8235

PPHP@mzgroup.us